As filed with the Securities and Exchange Commission on December 28, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WILLIAM LYON HOMES

(Exact name of registrant as specified in its charter)

Delaware	33-0864902
(State of Incorporation)	(I.R.S. employer identification number)

4490 Von Karman Avenue, Newport Beach, California	92660
(Address of Principal Executive Office)	(Zip Code)

William Lyon Homes

2004 Executive Deferred Compensation Plan

(Full Title of the “Plans”)

Copy to:

Wade H. Cable President WILLIAM LYON HOMES 4490 Von Karman Avenue Newport Beach, California 92660 (949) 833-3600	Richard M. Sherman, Esq. IRELL & MANELLA LLP 840 Newport Center Drive, Suite 400 Newport Beach, California 92660 (949) 760-0991

(Name, address including zip code and telephone number, including area code, of registrants’ agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Executive Deferral Obligations (1)	$10,000,000	100%	$10,000,000	$1,177

(1)	The Executive Deferral Obligations are unsecured obligations of Williams Lyon Homes to pay deferred compensation in the future in accordance with the terms of the Williams Lyon Homes 2004 Executive Deferred Compensation Plan.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The documents below are incorporated by reference in this Registration Statement on Form S-8. In addition, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

(a)	Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, as amended;

(b)	Registrant’s Quarterly Reports on Form 10-Q for the three month periods ended March 31, 2004, June 30, 2004, and September 30, 2004; and

(c)	Registrant’s Current Reports on Form 8-K dated February 2, 2004, September 16, 2004, October 12, 2004, November 12, 2004, November 15, 2004 and November 22, 2004.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated herein by reference modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Under the William Lyon Homes 2004 Executive Deferred Compensation Plan (the “Executive Deferral Plan”), the Registrant will provide a select group of management and highly compensated employees of the Registrant and its affiliates the opportunity to enter into agreements for the deferral of a specified percentage of their compensation. The obligations of the Registrant under such agreements (the “Executive Deferral Obligations”) will be unsecured general obligations of the Registrant to pay the deferred compensation in the future in accordance with the terms of the Executive Deferral Plan and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. The amount of Executive Deferral Obligations being registered is $10,000,000.

To participate in the Executive Deferral Plan in a particular year, eligible employees must enroll in the Executive Deferral Plan and select the percentage of deferral before the beginning of that calendar year. The amount of compensation to be deferred by each participating employee (“Participant”) will be determined in accordance with the Executive Deferral Plan based on election by the Participant. Participants may elect to defer any whole percentage of their base salary and bonus, so long as such percentage does not exceed twenty percent (20%) annually, and the amount deferred is not less than Ten Thousand Dollars ($10,000.00). The Registrant may make discretionary contributions to the Plan in addition to amounts deferred by Participants.

The Executive Deferral Obligations will be deemed invested in one or more investment options, which will be individually chosen by each Participant from a list of investment alternatives. Each Participant’s deferred compensation account will be adjusted to reflect the investment performance of the selected investment, including any appreciation or depreciation. Gains or losses are posted to the Participant’s account at the end of every calendar quarter, or more frequently if determined by the Registrant’s Board of Directors. The investment alternatives are for bookkeeping purposes only, and the Registrant is not obligated to invest the deferred compensation in the investment alternatives specified by the Participants.

The Board of Directors of the Registrant is charged with the general administration of the Executive Deferral Plan and the Executive Deferral Obligations. However, to the extent permitted by regulations promulgated by the Internal Revenue Service under Section 409A of the Internal Revenue Code, as amended, if the Registrant undergoes a “Change in Control” (as defined in the Plan), the Plan will be administered by a committee of the individuals who were members of the Registrant’s Board of Directors 90 days before the Change in Control, with any vacancy in such committee being filled by a person selected by the other members of the committee.

No trustee has been appointed having the authority to take action with respect to the Executive Deferral Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Executive Deferral Obligations, enforcing covenants and taking action upon a default. The Registrant will, however, establish a grantor (“rabbi”) trust as described below.

The Executive Deferral Obligations will be distributed by the Registrant in accordance with the terms of the Executive Deferral Plan and upon the following circumstances: upon a date selected by a Participant (the date selected must be no earlier than the January 1 of the sixth calendar year after the election is made), termination of employment, death or disability, or upon the occurrence of certain hardship circumstances.

A Participant’s right or the right of any other person to the Executive Deferral Obligations cannot be assigned, transferred, anticipated or otherwise encumbered.

The Registrant has the right to amend or terminate the Executive Deferral Plan at any time without notice to or consent of any person. However, no such amendment or termination shall reduce (i) the amount credited to the Participant’s account; and (ii) the participant’s vested percentage in the Registrant’s discretionary contributions and any deemed investment earnings, gains, losses and changes in value credited on such discretionary contributions. If the Executive Deferral Plan is terminated, benefits will be distributed at the same times and in the same manner as they would have been if the termination had not occurred. The Executive Deferral Plan may also be amended at any time, to the extent that in the opinion of the Registrant, the amendment is necessary to ensure that the Plan will be characterized as a plan maintained for a select group of management or highly compensated employees as described in sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended. No such amendment shall be considered prejudicial to any interest of a Participant or a beneficiary designated by a Participant.

The Executive Deferral Obligations are not convertible into any other security of the Registrant. The Registrant is required to establish a grantor trust, of which the Registrant is the grantor, within the meaning of subpart E, part I, subchapter J, subtitle A of the Internal Revenue Code of 1986, as amended (commonly referred to as a “rabbi” trust). In the event of the Registrant’s bankruptcy or insolvency, Participants have no rights to any assets held by such grantor trust, except as general creditors of the Registrant. The amounts to be contributed to the grantor trust will be determined by the Registrant in its discretion.

Item 5.	Interests of Named Experts and Counsel.

Legal matters in connection with the issuance and sale of the securities registered hereby will be passed upon for the Registrant by Irell & Manella LLP. Richard M. Sherman, Esq., a partner in Irell & Manella LLP, is the trustee of The William Harwell Lyon Trust which beneficially owns 1,749,259 shares of common stock of the Registrant. William Harwell Lyon, a Director of the Registrant and an employee of a wholly-owned subsidiary of the Registrant, is the sole beneficiary of The William Harwell Lyon Trust.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring before the date when such provision becomes effective.

Article VII of the Registrant’s Certificate of Incorporation provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director, provided, however, that a director shall be liable to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of Article VII of the Registrant’s Certificate of Incorporation shall apply to or have any effect on the liability or alleged liability of any director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the Delaware General Corporation Law is amended to further eliminate or limit the personal liability of directors, the liability of a director of the Registrant shall be limited or eliminated to the fullest extent permitted by the Delaware General Corporation Law, as amended.

Article IX of the Registrant’s Certificate of Incorporation provides that each person who was or is made a party to or is threatened to be made a party to or is involuntarily involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or officer of the Registrant, or is or was serving (during his or her tenure as a director and/or an officer) at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, whether the basis of such Proceeding is an alleged action or inaction in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the Delaware General Corporation Law (or other applicable law), as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such Proceeding. Such director or officer shall have the right to be paid by the Registrant for expenses incurred in defending any such Proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law (or other applicable law) requires, the payment of such expenses in advance of the final disposition of any such Proceeding shall be made only upon receipt by the Registrant of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it should be determined ultimately that he or she is not entitled to be indemnified under Article IX or otherwise. The Registrant may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, including the right to be paid by the Registrant the expenses incurred in defending any Proceeding in advance of its final disposition, to any employee or agent of the Registrant to the fullest extent of the provisions of Article IX of the the Registrant’s Certificate of Incorporation or otherwise with respect to indemnification and advancement of expenses of directors and officers of the Registrant.

As permitted under Section 145(g) of the Delaware General Corporation Law, Article IX of the Registrant’s Certificate of Incorporation further provides that the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against, and incurred by, such person in any such capacity, or arising out of such persons’ status as such, whether or not the Registrant would have the power to indemnify the person against such liability under the provisions of law. The Registrant also may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and other similar arrangements), as well as enter into contracts providing indemnification to the fullest extent permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amount as may become necessary to effect indemnification as provided therein, or elsewhere.

The Registrant’s bylaws contain provisions substantially similar to those found in Article VII and Article IX of the Registrant’s Certificate of Incorporation.

The Registrant has entered into indemnification agreements with certain of its directors and certain of its executive officers, among others, to provide them with the maximum indemnification allowed under the Registrant’s Certificate of Incorporation and applicable law, including indemnification for all judgments and expenses incurred as the result of any lawsuit in which such person is named as a defendant by reason of being the Registrant’s director, officer or employee, to the extent such indemnification is permitted by the laws of Delaware. Additionally, as permitted under Delaware General Corporation Law Section 145(g), the Registrant has obtained directors and officers liability insurance that provides insurance coverage for certain liabilities which may be incurred by the Registrant’s directors and officers in their capacity as such. The insurance obtained by the Registrant also provides insurance coverage for certain liabilities which may be incurred by the directors and officers of the subsidiaries of the Registrant, in their capacities as such.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	William Lyon Homes 2004 Executive Deferred Compensation Plan

4.2(1)	Certificate of Incorporation of the Registrant.

4.3(1)	Bylaws of the Registrant.

5	Opinion of Irell & Manella LLP

23.1	Consent of Independent Registered Accounting Firm.

23.2	Consent of Irell & Manella LLP (included in Exhibit 5)

24	Powers of Attorney (included on the signature page of this Registration Statement)

(1)	Previously filed in connection with the Registrant’s Registration Statement on Form S-4, and amendments thereto (SEC Registration No. 333-88569), and incorporated herein by this reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on this 28th day of December, 2004.

WILLIAM LYON HOMES

By:	/s/ Wade H. Cable
Name:	Wade H. Cable
Title:	President

Power of attorney and signatures

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints General William Lyon and Wade H. Cable, and each of them, either one of whom may act without joinder of the other, his attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement of Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WILLIAM LYON William Lyon	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	December 28, 2004

/s/ WADE H. CABLE Wade H. Cable	Director, President and Chief Operating Officer	December 28, 2004

/s/ MICHAEL D. GRUBBS Michael D. Grubbs	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	December 28, 2004

/s/ W. DOUGLASS HARRIS W. Douglass Harris	Vice President and Corporate Controller (Principal Accounting Officer)	December 28, 2004

/s/ JAMES E. DALTON James E. Dalton	Director	December 28, 2004

/s/ RICHARD E. FRANKEL Richard E. Frankel	Director	December 28, 2004

/s/ WILLIAM H. LYON William H. Lyon	Director	December 28, 2004

/s/ WILLIAM H. MCFARLAND William H. McFarland	Director	December 28, 2004

/s/ ALEX MERUELO Alex Meruelo	Director	December 28, 2004

/s/ MICHAEL L. MEYER Michael L. Meyer	Director	December 28, 2004

/s/ RANDOLPH W. WESTERFIELD Randolph W. Westerfield	Director	December 28, 2004

EXHIBIT INDEX

Exhibit	Description

4.1	William Lyon Homes 2004 Executive Deferred Compensation Plan

4.2(1)	Certificate of Incorporation of the Registrant.

4.3(1)	Bylaws of the Registrant.

5	Opinion of Irell & Manella LLP

23.1	Consent of Independent Registered Accounting Firm.

23.2	Consent of Irell & Manella LLP (included in Exhibit 5)

24	Powers of Attorney (included on the signature page of this Registration Statement)

(1)	Previously filed in connection with the Registrant’s Registration Statement on Form S-4, and amendments thereto (SEC Registration No. 333-88569), and incorporated herein by this reference.